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                         FOURTH AMENDED AND RESTATED
                                AVAILABILITY A
                               PROMISSORY NOTE


$28,000,000                                          New York, New York
                                                     As of May 1, 1997


     FOR VALUE RECEIVED, CHATWINS GROUP, INC., a Delaware corporation ("Debtor"), hereby unconditionally promises to pay to the order of CONGRESS FINANCIAL CORPORATION, a California corporation ("Payee"), at the offices of Payee at 1133 Avenue of the Americas, New York, New York 10036, or at such other place as Payee or any holder hereof may from time to time designate, on June 30, 1998 or such later date to which the term of the Loan Agreement (as defined below) is extended as provided therein, the lesser of: (i) (A) the principal sum of TWENTY-EIGHT MILLION DOLLARS ($28,000,000) minus (B) the sum of the outstanding balances of the B Note and C Note (each as defined in the Loan Agreement; such sum, the "Availability B and C Outstanding") or (ii) the aggregate unpaid principal amount of advances on a revolving basis (hereinafter collectively referred to as "A Advances" and individually referred to as an "A Advance") made or deemed made under the Availability A Component (as defined in and pursuant to the Loan and Security Agreement, dated March 4, 1994, between Debtor and Payee, as amended by Amendment No. 1 to Loan and Security Agreement, dated June 20, 1995, between Debtor and Payee, Amendment No. 2 to Loan and Security Agreement, dated September 14, 1995, between Debtor and Payee, Amendment No. 3 to Loan and Security Agreement, dated October 18, 1995, between Debtor and Payee, Amendment No. 4 to Loan and Security Agreement, dated as of December 29, 1995, between Debtor and Payee, Amendment No. 5 to Loan and Security Agreement, dated May 1, 1996, between Debtor and Payee, Amendment No. 6 to Loan and Security Agreement, dated November 1, 1996, between Debtor and Payee, and Amendment No. 7 to Loan and Security Agreement, dated as of the date hereof, between Debtor and Payee ("Amendment No. 7 to Loan Agreement"), or as may hereafter be amended, modified, supplemented, renewed, extended, restated or replaced, collectively, the "Loan Agreement"), in lawful money of the United States and in immediately available funds.

     Debtor hereby further promises to pay interest to the order of Payee from the date hereof on the unpaid principal balance hereof at the Interest Rate (as hereinafter defined). Such interest shall be paid in like money at the times and in the manner provided in Section 3.1 of the Loan Agreement.

     For purposes hereof, (a) the term "Interest Rate" shall mean a rate of one and one-half (1.5%) percent per annum in excess of the Prime Rate (as hereinafter defined); provided, that, at Payee's option, the Interest Rate shall mean a rate of three and one-half (3.5%) percent per annum in excess of the Prime Rate upon and after and during the continuance of an Event of Default, or an event or existence of a condition which, with notice or passage of time or both, would constitute an Event of Default, or upon and after termination or non-renewal of the Loan Agreement, or if there are A Advances outstanding at any time in excess of the amounts permitted under the Loan Agreement, provided, that if notice is required to be given under Section 3.1(a) of the Loan Agreement, such excess amount(s) remain outstanding at the expiration of the thirty (30) day period following such notice, (b) the term "Prime Rate" shall mean the prime interest rate from time to time publicly announced by CoreStates Bank, N.A., or its successor, at its office in
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Philadelphia, Pennsylvania, whether or not such announced rate is the best rate available at such bank, and (c) the term "Event of Default" shall mean an Event of Default as such term is defined in the Loan Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement.

     The Interest Rate payable hereunder shall increase or decrease by an amount equal to each increase or decrease, respectively, in the Prime Rate, effective on the first day of the month after any change in the Prime Rate, based on the Prime Rate in effect on the last day of the month in which any such change occurs. Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of New York or other applicable law.

     This Note is issued pursuant to the terms and provisions of Amendment No. 7 to Loan Agreement in order to (a) evidence the unpaid principal balance of the Third Amended and Restated Availability A Promissory Note, dated May 1, 1996, by Debtor to Payee in the original principal amount of $27,500,000 (the "Existing Note"), (b) evidence existing and future A Advances and (c) to amend and restate in its entirety and, as so amended and restated, to substitute for, the Existing Note as evidence of the Availability A Component. The indebtedness of Debtor to Payee evidenced hereby shall be deemed to constitute the unpaid principal balance of the indebtedness heretofore evidenced by the Existing Note, plus the unpaid principal balance of any future A Advances under the Availability A Component, and shall be repayable, together with interest accrued and accruing, and other sums in accordance with the terms hereof and the Loan Agreement. Debtor hereby acknowledges that Debtor is, as of the date hereof, indebted to Payee in the principal amount hereof, together with interest through the date hereof, under the Existing Note and accruing hereunder from and after the date hereof, without offset, defense or counterclaim of any kind, nature or description whatsoever. Neither the amendment and restatement contained herein nor Payee's acceptance of this Note or other actions contemplated by the Loan Agreement or of any of the other Financing Agreements shall, in any manner, be construed to constitute payment of, or impair, limit or extinguish the indebtedness by the Existing Note or constitute a novation with respect thereto and the liens and security interests securing such indebtedness shall not in any manner be impaired, limited, terminated, waived or released hereby.

     The aggregate principal amount of the Availability A Component shall not exceed at any one time outstanding the difference between the Maximum Credit (as defined in the Loan Agreement) and the Availability B and C Outstanding. The actual amounts due and owing from time to time evidenced hereby shall be as set forth in the books and records of Payee as to receipts and disbursements in respect of the Advances, which amounts as so set forth shall be conclusive and binding upon Debtor, absent manifest error. It is contemplated that there may be times when no indebtedness is owing hereunder; but notwithstanding any such occurrence or occurrences, this Note shall remain valid and shall be in full force and effect as to the Advances made subsequent to each such occurrence.

     This Note is secured by the Collateral (other than the Real Property) described in the Loan Agreement and any agreements, documents and instruments now or at any time hereafter executed and/or delivered in connection therewith or related thereto (the foregoing, as the same now exist or may hereafter be amended, modified, supplemented, renewed, extended, restated or replaced being
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collectively referred to herein as the "Financing Agreements") and is entitled to all of the rights and benefits thereof and of the other Financing Agreements. Payment of the A Advances, prior to an Event of Default or termination or non-renewal of the Financing Agreements shall be made at such time or times and in such amount or amounts as provided in the Loan Agreement. At any time any payment is due hereunder, at its option, Payee may charge the amount thereof to any account of Debtor maintained by Payee.

     If any payment of principal or interest is not made when due hereunder, or if any other Event of Default shall occur for any reason, or if the Loan Agreement shall be terminated or not renewed for any reason whatsoever, then and in any such event, in addition to all rights and remedies of Payee under the Financing Agreements, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively and concurrently, Payee may, at its option, declare any or all of Debtor's obligations, liabilities and indebtedness owing to Payee under the Loan Agreement and the other Financing Agreements (the "Obligations"), including, without limitation, all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof, together with all interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable Interest Rate stated above until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, reasonable attorneys' fees and legal expenses.

     Debtor (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for Payee to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Debtor is expressly hereby waived by Debtor. Upon any Event of Default or termination or non-renewal of the Loan Agreement, Payee shall have the right, but not the obligation to setoff against this Note all money owed by Payee to Debtor.

     Payee shall not be required to resort to any Collateral for payment, but may proceed against Debtor and any guarantors or endorsers hereof in such order and manner as Payee may choose. None of the rights of Payee shall be waived or diminished by any failure or delay in the exercise thereof.

     The validity, interpretation and enforcement of this Note and the other Financing Agreements and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

     Debtor irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York located in New York County and the United States District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Note or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of Debtor and Payee in respect of this Note or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Debtor and Payee or the conduct of such persons in
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connection with this Note or otherwise shall be heard only in the courts described above (except that Payee shall have the right to bring any action or proceeding against Debtor or its property in the courts of any other jurisdiction which Payee deems necessary or appropriate in order to realize on the Collateral securing this Note or to otherwise enforce its rights against Debtor or its property).

     Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to it and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Payee's option, by service upon Debtor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Debtor shall appear and respond to such process, failing which Debtor shall be deemed in default and judgment may be entered by Payee against Debtor for the amount of the claim and other relief requested.
     DEBTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS NOTE OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS BETWEEN DEBTOR AND PAYEE IN RESPECT OF THIS NOTE OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. DEBTOR AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

     The execution and delivery of this Note has been authorized by the Board of Directors and by any necessary vote or consent of the stockholders of Debtor. Debtor hereby authorizes Payee to complete this Note in any particulars according to the terms of the loan evidenced hereby.

     This Note shall be binding upon the successors and assigns of Debtor and inure to the benefit of Payee and its successors, endorsees and assigns. Whenever used herein, the term "Debtor" shall be deemed to include its successors and assigns and the term "Payee" shall be deemed to include its successors, endorsees and assigns. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


                                 CHATWINS GROUP, INC.

                                 By:_______________________________

[Corporate Seal]                 Title:____________________________